Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole

Chairman, President and CEO

(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2019 FIRST QUARTER RESULTS

First Quarter Highlights Include:

•	Net Income Equaled $4.5 Million; Adjusted Net Income(1) Grew 36 Percent to $13.0 Million

•	Diluted EPS Totaled 26 Cents; Adjusted Diluted EPS(1) Registered 74 Cents

•	Operating Income Increased 53 Percent to $16.6 Million

•	Gross Profit Climbed 17 Percent to $30.8 Million from $26.3 Million

•	Revenues Rose to $258.0 Million from $247.9 Million

•	Double-Digit Sales Growth in RFG and Calavo Foods Segments

Looking Forward for Fiscal Year 2019:

•	CEO Cole Re-Affirms Forecast for Record Revenue (Driven By Growth in All Segments) and Double-Digit Increase in Adjusted Diluted EPS

SANTA PAULA, Calif. (March 7, 2019)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2019 first quarter adjusted net income rose 36 percent on a 17 percent increase in gross profit over the corresponding period last year. Operating income advanced 53 percent in the most-recent quarter, according to the company, a global avocado-industry leader and expanding provider of value-added fresh food.

For the three months ended Jan. 31, 2019, Calavo posted net income of $4.5 million, equal to $0.26 per diluted share. Excluding certain items impacting comparability, the company posted a 36 percent increase in adjusted net income(1) to $13.0 million, or $0.74 per adjusted diluted share, versus $9.5 million, equal to $0.54 per adjusted diluted share, in the year ago initial quarter.

First-quarter revenues climbed four percent to $258.0 million from $247.9 million in the corresponding quarter last year. Gross profit rose to $30.8 million, equal to 12.0 percent of revenues, from $26.3 million, or 10.6 percent of revenues, one year ago. Calavo’s operating income increased by $5.8 million to $16.6 million in the most-recent quarter, from $10.8 million in the fiscal 2018 first period.

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(1)

Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non-GAAP measures that exclude items affecting comparability. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

Calavo Growers Reports Fiscal 2019 First Quarter Results/2-2-2

Chairman, President and Chief Executive Officer Lee E. Cole stated: “I am pleased to report that Calavo began fiscal 2019 with record-breaking results. Our first quarter adjusted net income and adjusted diluted earnings per share were approximately 36 percent higher than our previous first quarter record achieved last year. Further, we posted higher total revenues, gross profit and operating income.”

Cole continued: “In the Fresh segment, we overcame a period of limited industry supply in early November and yet still sold substantially more avocado units in the quarter, when compared to last year. Additionally, we leveraged the company’s core strengths in fresh avocado sourcing, production and sales management to deliver sharply higher segment gross profit that contributed significantly to the aforementioned 17 percent increase in the company’s total gross profit.

“Our Renaissance Food Group (RFG) segment posted strong top-line growth of 12 percent despite continued industry challenges. In addition to the FDA’s romaine lettuce advisory in November, we also faced raw material challenges across a number of our key sourced ingredients during the quarter, both impacting costs and constraining sales. These unforeseen adverse conditions did not emerge until the last half of the first quarter. RFG’s ability to grow its sales by double digits while navigating these industry headwinds speaks to the underlying strength of the business we have built over the past several years.

“Sales in the Calavo Foods segment rose 16 percent on strong volume growth for our prepared guacamole products. As anticipated, segment gross profit increased sequentially from last year’s fourth quarter and trended in-line with historic norms. The first quarter’s performance punctuates Calavo Foods’ meaningful contribution to the company’s total revenue and profit growth.”

First quarter sales in the company’s Fresh segment totaled $116.9 million. This compares with segment sales of $122.8 million in the fiscal 2018 initial period. Gross profit rose by $6.5 million or more than 600 basis points in the most-recent quarter to reach $20.8 million, equal to 17.8 percent of segment sales, which compares to $14.3

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Calavo Growers Reports Fiscal 2019 First Quarter Results/3-3-3

million, or 11.6 percent of segment sales, in the first period last year. The decrease in Fresh segment sales is principally attributable to lower avocado market prices versus one year ago that was mitigated, in part, by a seven percent increase in avocado unit volume sold in the quarter. Segment gross profit and margin rose sharply owing to the avocado sourcing, production and sales management capabilities referenced in CEO Cole’s preceding commentary. Total Fresh segment units (avocados, tomatoes and papayas) edged upward in the most-recent quarter, climbing by four percent to 4.3 million from 4.1 million one year ago.

RFG segment sales rose to $119.1 million from $106.1 million. The 12 percent increase is indicative of recently added divisions of existing customers in certain newer manufacturing geographies. Segment gross profit totaled $3.6 million, or 3.0 percent of sales, which compares with $6.1 million, equal to 5.7 percent of sales, in the like period one year earlier. Sales growth came despite broader industry conditions, which significantly impacted segment gross profit and margin for the period. As cited by CEO Cole above, these factors included higher raw-ingredient costs owing to inclement winter weather in key growing regions, as well as the food safety advisory on romaine lettuce. Additionally, other industry challenges in RFG’s business included higher labor costs (owing to poor quality/yield on fresh fruit and vegetables) and higher freight costs.

Sales in the Calavo Foods segment climbed 16 percent to $22.1 million from $19.0 million one year ago. Segment gross profit trended upward to $6.4 million, equal to 29.1 percent of sales, sequentially higher than the 21.2 percent achieved in the fiscal 2018 fourth quarter. In the first quarter last year, gross profit equaled $6.0 million, or 31.4 percent of segment sales. Sales growth continues to be primarily attributable to increased demand for the company’s fresh prepared avocado products in both the retail-grocery and food service sectors.

Total selling, general and administrative (SG&A) expense in the first quarter fell by about eight percent to $14.3 million, or 5.5 percent of total company revenues, compared to $15.5 million, or 6.3 percent of total revenues, in the fiscal 2018 first quarter. Adjusting for approximately $0.9 million in senior management transition

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Calavo Growers Reports Fiscal 2019 First Quarter Results/4-4-4

expenses in last year’s first quarter, total SG&A would be lower by $0.4 million year-over-year. Factors contributing to the year-over-year reduction in SG&A expense include lower costs related to broker commissions and incentive shares that vested during the quarter.

The current year’s results include an over $4 million non-cash, unrealized loss, per newly adopted accounting standards further described below, on the company’s ownership interest in Limoneira Company. (Owing to a recent generally accepted accounting principle—or “GAAP”—rule change, unrealized “paper” gains and losses on investments are now included in the company’s income statement). Income from unconsolidated subsidiaries swung from a profit of $0.6 million in the first quarter last year to a loss of $6.3 million in the most-recent period. This principally reflects a non-cash loss of $6.9 million attributable to Calavo’s ownership interest in FreshRealm, LLC, mitigated by a $0.6 million profit from the company’s tomato partnership, Agricola Don Memo. More details regarding FreshRealm will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the Securities and Exchange Commission for the three months ended Jan. 31, 2019, as well as an amended annual report on Form 10-K for the fiscal year ended Oct. 31, 2018.

Outlook

CEO Cole stated that Calavo moves forward in a “strong position and remains on target to post record revenues and double-digit increases in adjusted diluted earnings per share in fiscal 2019.”

Cole continued: “We are extremely confident and optimistic about the course ahead in our Fresh business segment. Overall industry supply set new records this Super Bowl season, another indication that consumer demand for avocados continues to rise. As important, though, is that we saw strong post-Superbowl demand, which provides a positive early indicator heading into our fiscal second quarter. As an industry leader, with our strong portfolio of resources and diversified sourcing model, we are well positioned to take advantage of this category’s growth and expect Calavo avocado unit sales volume to rise by double digits once again this year.

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Calavo Growers Reports Fiscal 2019 First Quarter Results/5-5-5

“RFG’s ability to grow its sales in spite of a recent series of broader industry challenges leaves us confident in the business segment’s ability to deliver double-digit top-line growth during fiscal 2019. However, these industry challenges—including the high cost, poor quality/yield raw-material environment—had a much more significant impact on our profitability in the fiscal first quarter than we typically experience over winter seasons. And so, as we chart a course of customer conversations for a more balanced approach on product pricing, we will also continue to seek profit gains from better plant capacity utilization and further in-plant automation. While we remain confident that these initiatives will be beneficial, we are now anticipating that our year-over-year growth in gross profit will not achieve the levels previously forecast until the second half of fiscal 2019.

“With respect to Calavo Foods, we continue to be deeply gratified by the growth in this business segment, both in terms of revenue and gross profit. We continue to forecast double-digit top-line growth in the segment for fiscal 2019 and anticipate a slight uptick in gross margin percentage for the full year as compared with last year, resulting in mid-teen growth in gross margin dollars. While this segment is a consistent performer, we nonetheless continuously evaluate options for accelerating expansion.

“I remain enthusiastic about FreshRealm—an unconsolidated subsidiary in which Calavo continues to hold a significant ownership stake. My enthusiasm is primarily supported by a meaningful new contract that FreshRealm signed last quarter to supply a large multi-national, multi-channel retailer, as well as cost saving initiatives inside FreshRealm. Also during the most recent quarter, Calavo completed its previously disclosed debt-financing and extended additional new loans to FreshRealm, primarily to support this budding customer relationship and other growth.

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Calavo Growers Reports Fiscal 2019 First Quarter Results/6-6-6

“Calavo’s businesses are executing well and we are excited about the course ahead in fiscal 2019 and beyond. With our deep breadth of resources—operating, financial and human capital—as well as planned initiatives during the current year, we think the future looks exceedingly positive and I am eagerly anticipating reporting on the company’s continued progress,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any

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Calavo Growers Reports Fiscal 2019 First Quarter Results/7-7-7

projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo’s businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$4,211	$1,520
Accounts receivable, net of allowances of $4,528 (2019) and $3,227 (2018)	73,323	66,143
Inventories, net	38,463	35,044
Prepaid expenses and other current assets	8,033	16,727
Advances to suppliers	4,332	5,555
Income taxes receivable	2,296	3,521

Total current assets	130,658	128,510
Property, plant, and equipment, net	122,522	122,143
Investment in Limoneira Company	36,951	42,609
Investment in unconsolidated entities	18,507	24,805
Deferred income taxes	4,377	4,377
Goodwill	18,262	18,262
Loans to FreshRealm	19,942	—
Other assets	29,046	27,030

	$380,265	$367,736

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$10,247	$14,001
Trade accounts payable	16,917	13,735
Accrued expenses	39,528	38,521
Short-term borrowings	39,000	15,000
Dividend payable	—	17,568
Current portion of long-term obligations	112	118

Total current liabilities	105,804	98,943
Long-term liabilities:
Long-term obligations, less current portion	271	314
Deferred rent	2,895	2,678
Other long-term liabilities	842	842

Total long-term liabilities	4,008	3,834
Commitments and contingencies
Total shareholders’ equity	270,453	264,959

	$380,265	$367,736

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended January 31,
	2019	2018
Net sales	$258,032	$247,928
Cost of sales	227,195	221,618

Gross profit	30,837	26,310
Selling, general and administrative	14,276	15,517

Operating income	16,561	10,793
Interest expense	(254)	(231)
Other income, net	510	126
Unrealized and realized net loss on Limoneira shares	(4,505)	—

Income before provision for income taxes	12,312	10,688
Provision for income taxes	1,533	4,302
Income (loss) from unconsolidated entities	(6,298)	603

Net income	4,481	6,989
Less: Net loss attributable to noncontrolling interest	6	150

Net income attributable to Calavo Growers, Inc.	$4,487	$7,139

Calavo Growers, Inc.’s net income per share:
Basic	$0.26	$0.41

Diluted	$0.26	$0.41

Number of shares used in per share computation:
Basic	17,500	17,446

Diluted	17,558	17,525

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2019
Net sales	$116,854	$22,114	$119,064	$258,032
Cost of sales	96,064	15,682	115,449	227,195

Gross profit	$20,790	$6,432	$3,615	$30,837

Three months ended January 31, 2018
Net sales	$122,785	$19,037	$106,106	$247,928
Cost of sales	108,528	13,062	100,028	221,618

Gross profit	$14,257	$5,975	$6,078	$26,310

For the three months ended January 31, 2019 and 2018, inter-segment sales and cost of sales of $0.6 million and $0.4 million between Fresh products and RFG were eliminated. For the three months ended January 31, 2019 and 2018, inter-segment sales and cost of sales of $1.0 million and $0.9 million between Calavo Foods and RFG were eliminated. For the three months ended January 31, 2019 and 2018, inter-segment sales and cost of sales of $0.1 million between Fresh products and Calavo Foods were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS

(in thousands, except per share amounts)

	Three months ended January 31,
	2019	2018
Net income attributable to Calavo Growers, Inc.	$4,487	$7,139
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	6,858	—
One-time, non-cash tax charges from Tax Cut & Jobs Act (b)	—	1,702
Certain management transition expenses (c)	—	891
Unrealized and realized net loss on Limoneira shares (d)	4,505	—
Tax impact of adjustments (e)	(2,896)	(205)

Adjusted net income attributed to Calavo Growers, Inc.	$12,954	$9,527

Calavo Growers, Inc.’s net income per share:
Diluted EPS (GAAP)	$0.26	$0.41

Adjusted Diluted EPS	$0.74	$0.54

Number of shares used in per share computation:
Diluted	17,558	17,525

(a)

For the three months ended January 31, 2019, we recorded $6.9 million of non-cash losses related to our ownership in FreshRealm. Additional details regarding FreshRealm will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission for the three months ended January 31, 2019.

(b)

First quarter of fiscal 2018 results include the company’s estimate for the effects of the Tax Cuts and Jobs Act. Calavo recorded a one-time, non-cash charge due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings.

(c)	First quarter of fiscal 2018 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.
(d)

In the first quarter of fiscal 2019 we adopted a new ASU which requires us to record changes in fair value of equity investments, including our investment in Limoneira (LMNR) common stock, in net income during the period. In the first quarter, we recorded $4.4 million in unrealized losses related to these mark-to-market adjustments, which previously would not have been recorded in net income. Additionally, we sold 51,271 shares of Limoneira stock during the quarter and recorded a loss of $0.1 million when compared to the 10/31/18 share price.

(e)

Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted to the one-time tax charges mentioned in note (b). For the three ended January 31, 2019 the prevailing tax rate was 25.5%. For the three months ended January 31, 2018 the prevailing adjusted tax rate were 23.0%.